Keystone Consolidated Industries, Inc.
                             7000 S.W. Adams Street
                                Peoria, IL 61641

David L. Cheek
President and Chief Executive Officer





                                January 21, 2004




Dear Valued Customer:

Keystone Steel & Wire's largest labor union voted yesterday on a modification to their labor agreement that would provide for health care and other cost concessions similar to those obtained by many companies in our industry. While the vote was close, the union membership has, for the time being, decided against accepting the plan agreed to by Management and the Union Bargaining Committee.

Despite this setback, I would like to assure you of our commitment to immediately take certain actions that will provide current cost benefits to the Company. Additionally, management continues to explore labor and other cost reduction alternatives and is in process of seeking additional financing to support our operations as we continue to pursue our objective of restructuring outside of a court proceeding. Regardless of whether a reorganization is pursued within or outside of court proceedings, our intention is to continue to operate, which we know is in the best interests of all of our constituencies, and to supply you the quality products and superior customer and technical service that you have come to expect from us.

We greatly appreciate your business and need your continuing support. Please do not hesitate to call me at 309/697-7702 or your sales representative should you have any questions or concerns.

                                                Yours truly,


                                                /s/ David L. Cheek
                                                David L. Cheek